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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Thiry                        Kent                           J.
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        (Last)                      (First)                        (Middle)

        21250  Hawthorne Boulevard,  Suite 800
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                                   (Street)
        Torrance,                     CA                             90503
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol            Davita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year                  08/2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X Director     X  Officer               10% Owner        Other
    ---            ---                    ---              ---
                        (give title below)                 (specify below)

                                Chairman and CEO
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
     ---
         Form filed by More than One Reporting Person
     ---

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           02/13/2002    A/(1)/  V    28,925        A        $0.00                                D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           08/08/2002    G       V     4,166/(2)/   D        $0.00         110,093                D
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Common Stock                                                                            53,666/(3)/           I           By Trust
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)          $24.20            02/13/2002           A/(4)/  V                 100,000
-----------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to Buy)          $24.20            02/13/2002           A/(6)/  V                 500,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.5)   ficially         Bene-         Owner-
                            --------------------------------------------                    Owned            ficially      ship
                          Date            Expira-                  Amount or                at End           Owned at      (Instr.
                          Exer-           tion        Title        Number of                of               End of        4)
                          cisable         Date                     Shares                   Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                       02/13/2004/(5)/   02/13/2007  Common Stock   100,000                   100,000            D
------------------------------------------------------------------------------------------------------------------------------------
                       02/13/2004/(5)/   02/13/2007  Common Stock   500,000                   500,000            D
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
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
Explanation of Responses:

See attached pages

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

FORM 4 (continued)    Explanation of Responses

         /s/ Kent J. Thiry                 August 30, 2002
         -------------------------------  -----------------
         **Signature of Reporting Person        Date
         Thiry, Kent J.
         21250 Hawthorne Boulevard, Suite 800
         Torrance, CA 90503
         DaVita, Inc. (DVA)
         08/2002

  Name:  Thiry, Kent J.                        Statement for Month/Year: 08/2002
         21250 Hawthorne Boulevard, Suite 800 Issuer Name: DaVita Inc. (DVA) Torrance, CA 90503

--------------------------------------------------------------------------------

Note: 1 Grant of Restricted Units which vest in three equal annual installments beginning on February 8, 2004.

Note: 2 Transfer of shares to the Thiry-O'Leary Living Trust.

Note: 3 Includes the 4,166 shares that were transferred to the Thiry-O'Leary
        Living Trust on August 8, 2002.

Note: 4 Nonqualified stock options granted under the First Amended and Restated
        1997 Equity Compensation Plan.

Note: 5 The option vests 50% on the second anniversary date of the grant and 25% on each of the third and fourth anniversary dates of the grant.

Note: 6 Nonqualified stock options granted under the Amended and Restated 1999
        Equity Compensation Plan.